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                       [        ], 2004

                       Board of Trustees
                       Pictet Funds
BOSTON                 Pictet Global Emerging Markets Fund
                       101 Federal Street
                       Boston, Massachusetts 02110
BRUSSELS
                       Board of Directors
                       Forward Funds, Inc.
CHARLOTTE              Forward Global Emerging Markets Fund
                       433 California Street, 11th Floor
                       San Francisco, California 94104
FRANKFURT


HARRISBURG             Dear Ladies and Gentlemen:


HARTFORD                       You have requested our opinion regarding certain
                       federal income tax consequences to the Pictet Global
                       Emerging Markets Fund ("Target"), a separate series of
LONDON                 Pictet Funds, a Massachusetts business trust ("Trust"),
                       to the holders of the shares of beneficial interest (the
                       "shares") of Target (the "Target Shareholders"), and to
LUXEMBOURG             the Forward Global Emerging Markets Fund ("Acquiring
                       Fund"), a separate series of Forward Funds, Inc., a
                       Maryland corporation ("Company"), in connection with the
MUNICH                 proposed transfer of substantially all of the properties
                       of Target to Acquiring Fund in exchange solely for voting
                       shares of beneficial interest of Acquiring Fund
NEW YORK               ("Acquiring Fund Shares"), followed by the distribution
                       of such Acquiring Fund Shares received by Target in
                       complete liquidation and termination of Target (the
NEWPORT BEACH          "Reorganization"), all pursuant to the Plan of
                       Reorganization (the "Plan") dated as of [      ], 2004,
                       executed by Trust on behalf of Target and by Company
PALO ALTO              on behalf of Acquiring Fund.


PARIS                         For purposes of this opinion, we have examined
                       and relied upon (1) the Plan, (2) the Form N-14 filed by
                       Acquiring Fund on [      ], 2004 with the Securities and
PHILADELPHIA           Exchange Commission, (3) the related Proxy Statement
                       dated [      ], 2004, (4) the facts and representations
                       contained in the letter dated on or about the date hereof
PRINCETON              addressed to us from Company on behalf of Acquiring Fund,
                       (5) the facts and representations contained in the letter
                       dated on or about the date hereof addressed to us from
SAN FRANCISCO          Trust on behalf of Target, and (6) such other documents
                       and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.
WASHINGTON


                              This opinion is based upon the Internal Revenue
                       Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in


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                       Board of Trustees
                       [    ], 2004
                       Page 2



                       effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

                       Based upon the foregoing, it is our opinion that:

                       1. The acquisition by Acquiring Fund of substantially all of the properties of Target in exchange solely for Acquiring Fund Shares followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target will constitute a reorganization within the meaning of section 368(a) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

                       2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares except to the extent that Target's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); Target will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Fund pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Fund on the effective date of the Reorganization at their fair market value. Target will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

                       3. Acquiring Fund will recognize no gain or loss upon receiving the properties of Target in exchange solely for Acquiring Fund Shares.

                       4. The aggregated adjusted basis to Acquiring Fund of the properties of Target received by Acquiring Fund in the reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the exchange.

                       5. Acquiring Fund's holding periods with respect to the properties of Target that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Target (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

                       6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

                       7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the transaction will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

Dechert LLP
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                       Board of Trustees
                       [    ], 2004
                       Page 3

                       8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the transaction will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

                              We express no opinion as to the federal income tax
                       consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

                       Very truly yours,

Dechert LLP
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